Exhibit 99.2

Mike Sherman

1817 Milford Street

Carmel, IN 46032

Dear Mike,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Executive Officer, reporting to the Board of Directors. Your anticipated hire date will be April 8, 2019.

The following are the terms of this offer:

Base Salary:	Your annual base salary will be $600,000, less applicable deductions and withholdings.
Stock Option:	You will be granted a nonstatutory stock option to purchase 1,250,000 shares of Chimerix common stock (the “Option”). The shares subject to the Option will vest over a period of four years so long as you continue to provide services to Chimerix, with 25% vesting one year from your hire date and the balance vesting at the rate of 1/36 per month over the remaining three years. The exercise price of the Option will be equal to the closing price per share of Chimerix common stock on the effective date of its grant, as reported by Nasdaq. The Option is intended to be a material inducement to your acceptance of this offer of employment, and will be granted outside Chimerix’s 2013 Equity Incentive Plan (the “2013 Plan”) but pursuant to the terms of the 2013 Plan as if the Option were granted under the 2013 Plan.
Annual Bonus:	You will be eligible for an annual bonus of up to 55% of your base salary, based on the accomplishment of annual performance goals set by the Board of Directors or the Compensation Committee at their discretion.
Board of Directors:	You will serve on Chimerix’s Board of Directors for so long as you remain Chimerix’s Chief Executive Officer. Upon termination of your employment for any reason, or in the event you cease to remain Chimerix’s Chief Executive Officer for any other reason, you will immediately resign from the Board of Directors unless otherwise unanimously requested by all the other members of the Board of Directors.

Mike Sherman

Benefits:	You will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents, effective on the first day of employment. For the current plan year, Chimerix pays the entire monthly premium for this coverage. You will also be eligible for company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.
Additional benefits for which you will be eligible currently include: accrued vacation equal to 20 days per year and 12 paid holidays per calendar year. You will also be eligible to participate in the Chimerix Employee Stock Purchase Plan and 401(k) Plan, subject to applicable eligibility requirements. Full details of these benefits will be provided once you are on board.
Severance:	You will be eligible to participate in the Chimerix Officer Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, you would receive 15 months of salary and benefits continuation in the event of a termination by Chimerix that is not in connection with a change of control. In addition, such a termination would result in 15 months’ forward acceleration of any unvested portion of the Option and any other equity awards then held by you. In the event of a termination by Chimerix or a successor in connection with a change of control of Chimerix, the salary and benefits continuation described above would be extended from 15 to 18 months, you would receive a payment equal to your current target bonus, and the vesting of the Option and any other equity awards then held by you would be accelerated in full.

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or Chimerix may terminate your employment at any time, for any reason, with or without cause, subject to the provisions of the Severance Plan. No one other than the Board of Directors has the authority to alter this employment relationship, either verbally or in writing.

As with all new employees, you will be asked to provide to Chimerix documentary evidence of your eligibility for employment in the United States when you join Chimerix. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is Chimerix’s policy not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute Chimerix’s standard Proprietary Information and Inventions Agreement, a copy of which will be provided to you separately.

If you accept this offer, the terms described in this letter, together with the other plans and agreements referred to in this letter, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by Chimerix. Your duties may change from time to time, depending upon the needs of Chimerix and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and Chimerix.

Mike Sherman

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix.

This offer expires at 5:00 p.m. Eastern time on April 7, 2019 and is contingent on you passing our pre-employment background check. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning this letter to us. Please keep a copy for your records.

Mike, all of us at Chimerix look forward to your joining our team!

With warm regards,

Chimerix, Inc.

Martha J. Demski

Chair of the Board of Directors

Accepted:

/s/ Mike Sherman	4/2/2019
Mike Sherman	Date